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                      April 18, 2024

       Theresa Shaw
       Chief Accounting Officer
       Ameren Corporation
       1901 Chouteau Avenue
       St. Louis, Missouri 63103

                                                        Re: Ameren Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2023
                                                            Filed February 29,
2024
                                                            File No. 001-14756

       Dear Theresa Shaw:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation